Exhibit 99.2
NUANCE COMMUNICATIONS, INC.
FOURTH QUARTER AND FISCAL YEAR 2010
EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 22, 2010 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1085 or (612) 338-1040 at least five minutes prior to the call and referencing conference code 175861. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 175861.
Opening Remarks
In our press release this afternoon, we reported non-GAAP revenue in Q4 10 of $324.9 million, up 17.8% from $275.7 million a year ago. Total GAAP revenue in Q4 10 was $309.8 million, up 17.7% from $263.3 million in Q4 09. We recognized non-GAAP net income in Q4 10 of $100.3 million, representing $0.33 per diluted share, compared to non-GAAP net income of $90.8 million, or $0.32 per diluted share, in the same period last year. We recognized GAAP net income in Q4 10 of $2.1 million, or $0.01 per diluted share, compared to Q4 09 GAAP net income of $4.5 million, or $0.02 per diluted share, as adjusted for the retrospective application of FASB ASC 470-20, which Nuance adopted on October 1, 2009. Non-GAAP operating margin was 35.2% for both Q4 10 and Q4 09. Fourth quarter operating cash flow was $111.6 million, up from $74.4 million in the same quarter a year ago.
We reported non-GAAP revenue in FY 10 of $1,195.7 million, up 18.4% from $1,010.3 million a year ago. Total GAAP revenue in FY 10 was $1,118.9 million, up 17.7% from $950.4 million in FY 09. We recognized non-GAAP net income in FY 10 of $359.1 million, representing $1.19 per diluted share, compared to non-GAAP net income of $288.4 million, or $1.06 per diluted share, in FY 09. We recognized a GAAP net loss in FY 10 of ($19.1) million, or ($0.07) per share, compared to FY 09 GAAP net loss of ($19.4) million, or ($0.08) per share, as adjusted for the retrospective application of FASB ASC 470-20, which Nuance adopted on October 1, 2009. FY 10 non-GAAP operating margin was 33.2%, up from 32.1% in FY 09. FY10 operating cash flow was $296.3 million, up from $258.7 million in FY 09. Nuance ended FY 10 with a balance of cash and marketable securities of $550.0 million.
Compared to Q4 09, Nuance’s Q4 10 non-GAAP revenue benefited especially from (1) growth in healthcare on-demand and product licensing, (2) strength in our mobile and consumer business, including royalties and services, (3) contributions from releases of Dragon NaturallySpeaking 11 and Dragon Dictate for Mac and (4) product licensing from our imaging business, due to the acquisition of eCopy.
Discussion of non-GAAP Revenue
We have historically reported revenue in three categories — Mobile-Enterprise, Healthcare-Dictation and Imaging. Beginning this quarter, we will discuss revenue in four categories — Healthcare, Mobile and Consumer, Enterprise and Imaging. We believe that reporting revenue in these new categories reflects similar market, demand and sales characteristics that better relate to evaluating our results, market opportunity and prospects. In particular, Nuance has focused in recent quarters on integrating its Dragon technology and brand initiatives across mobile and consumer markets. Additionally, these categories are aligned with how we manage our core markets as we enter FY 11. In order to assist in analysis during the transition, data for the old categories is included this quarter in a table on page 15 of this document. Nuance will provide data only under the new categories beginning in Q1 11.
Table: Non-GAAP Revenue by Market — New Categories

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
Healthcare	$100.0	$93.6	$96.5	$101.9	$392.0	$106.8	$106.9	$114.3	$121.3	$449.3
Yr/Yr Organic Growth*	21%	7%	6%	6%	10%	7%	13%	18%	17%	14%
Mobile & Consumer	$58.7	$53.8	$54.5	$67.2	$234.2	$66.4	$80.7	$72.2	$90.2	$309.4
Yr/Yr Organic Growth*	(9)%	(9)%	(13)%	(26)%	(15)%	15%	32%	14%	28%	22%
Enterprise	$68.7	$77.3	$82.6	$81.9	$310.6	$75.7	$71.3	$71.1	$78.0	$296.1
Yr/Yr Organic Growth*	(10)%	11%	17%	19%	9%	12%	(6)%	(13)%	(7)%	(4)%
Imaging	$17.0	$14.1	$17.7	$24.7	$73.6	$35.7	$33.9	$35.8	$35.4	$140.8
Yr/Yr Organic Growth*	5%	(16)%	0%	16%	1%	7%	11%	6%	(11)%	3%

Total revenue	$244.4	$238.8	$251.3	$275.7	$1,010.3	$284.6	$292.8	$293.4	$324.9	$1,195.7

Yr/Yr Organic Growth*	2%	1%	3%	0%	2%	10%	12%	6%	9%	9%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue in the same period in the prior year is adjusted to include revenue from companies subsequently acquired by Nuance, as if we had owned the acquired business in the prior period.
Table: Non-GAAP Revenue by Type

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
Product and Licensing	$110.4	$94.2	$95.6	$124.2	$424.4	$130.2	$128.0	$121.8	$150.6	$530.7
% of Revenue	45%	39%	38%	45%	42%	46%	44%	42%	46%	44%
Professional Services and Hosting	$91.4	$104.2	$112.5	$108.2	$416.3	$104.5	$118.6	$124.2	$127.6	$474.9
% of Revenue	37%	44%	45%	39%	41%	37%	41%	42%	39%	40%
Maintenance and Support	$42.6	$40.4	$43.2	$43.3	$169.6	$49.9	$46.2	$47.4	$46.7	$190.1
% of Revenue	17%	17%	17%	16%	17%	18%	16%	16%	14%	16%

Total revenue	$244.4	$238.8	$251.3	$275.7	$1,010.3	$284.6	$292.8	$293.4	$324.9	$1,195.7

In Q4 10, the United States contributed 72% of non-GAAP revenue and international contributed 28%. On-demand revenues continued to grow year-over-year, enabled by contributions from healthcare, mobile services and new enterprise contracts. Also in Q4 10, product and licensing revenue grew significantly compared to Q4 09, due to increased healthcare product licenses, the successful launches of Dragon NaturallySpeaking 11 and Dragon Dictate for Mac, improved licensing revenues in enterprise and contributions from eCopy. In Q4 10, professional services and hosting revenue grew compared to Q4 09, due to increased on-demand revenue from healthcare solutions, as well as new contributions from hosted mobile services. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP revenue.)
Within our enterprise and healthcare solutions, the trend toward customer preference for our subscription and transactional pricing models continues. Within our mobile market, where additional growth is targeted towards carrier-based services, new bookings also demonstrated growth in transactional models.

As more of our large customers and partners transition to these models, a greater proportion of bookings will contribute revenue over extended periods.
Healthcare Solutions. Within our healthcare business, on-demand solutions and product licenses contributed to revenue growth. During Q4 10, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 3.334 billion lines per year, up 14% from 2.917 billion lines per year during Q4 09. During Q4 10, Dragon Medical and diagnostics products contributed to product license growth, in particular as Dragon Medical is being adopted in conjunction with electronic healthcare records (EHR) implementations. Nuance signed several new healthcare on-demand contracts, achieving a very strong bookings quarter. Nuance continued to make progress in implementing on-demand contracts signed in prior quarters, which will contribute to future hosting revenue. In addition, Nuance has recently made several important product announcements. Nuance and IBM jointly announced that the companies are working to advance state-of-the-art clinical language understanding (CLU) technologies that will enable healthcare organizations to understand and use clinical information contained in patient reports. Advanced CLU capabilities will ease the process of dictating into EHR systems and drive evidence-based care. Additional new products included Dragon Medical Mobile search for the iPhone, Dragon Enterprise Network Edition, Allscripts iPad application featuring Nuance SDK, and the release of browser and SDK kits to key partners such as Epic, Allscripts and MedTech. Key customers in Q4 10 included Adventist Health System, Banner Health, Kaiser Permanante, St. Mary’s Hospital, Sutter Health, Trinity Health, University of Texas Southwestern, US Air Force, and Virginia Mason Medical Center.
Mobile and Consumer Solutions. Within our mobile and consumer business, on-demand services contributed to hosting and professional services revenue in the quarter. In addition, Nuance continued to secure significant design wins and penetration onto new products in handset, automobile and other markets, expanding the number of models that include Nuance technology. During Q4 10, mobile product and licensing revenue grew compared to Q3 10, reflecting increased unit shipments, increased market penetration and pre-payments associated with new contracts. During Q4 10, Nuance experienced increasing success with our mobile voice control technologies, among smart phone platform suppliers and internet services firms. Nuance’s momentum and visibility in the connected car market continued, as Ford automobiles that include its myTouch SYNC II technology began shipping, and Ford increased its associated advertising campaigns. The Ford SYNC II, powered by Nuance voice control technology, recognizes 10,000 first level commands, a significant increase in adoption of our technology compared to the original version of the Ford SYNC. Interest in connected car technologies remains high, and Nuance continues to work with additional automobile manufacturers to design and implement connected car systems. In voicemail-to-text, Nuance has increased its full automation capabilities, reducing operating costs and increasing customer interest. During Q4, Nuance entered into new or extended agreements with several carriers for voicemail-to-text services, including AT&T, Sprint, Telefonica and Vodafone Spain. In our predictive text technologies, Nuance XT9 and T9 Trace were chosen for inclusion by several large OEMs. Key customers and design wins in Q4 10 included Amazon, Apple, AT&T, Bombardier, Bosch, HBAS, Huawei, Magneti Marelli, Metro One, Mindtree, Mitac, Motorola, NCMC, Nokia, Palm, Samsung, Sony Ericsson, Sprint, Subaru, Telefonica, T-Mobile, TRW and Vodafone.
In our Dragon dictation solutions, Q4 10 revenue benefited from the successful launches of Dragon NaturallySpeaking version 11 and Dragon Dictate for Mac. Dragon NaturallySpeaking 11 focuses on increased performance in accuracy and speed, as well as improved usability. Both DNS and Dragon Dictate for Mac are leveraging momentum and visibility created by mobile apps for Apple and BlackBerry products, as well as increased investments in advertising and distribution. Key customers in Q4 10 included Calgary Board of Education, Exxon, Southern California Edison, and Texas Department of Family & Protective Services.

Enterprise Solutions. Within our enterprise business, customer preference for on-demand solutions continues. Q4 10 bookings resulted in record backlog hours in enterprise professional services, which stood at approximately 328,000 hours at the end of Q4 10, as compared with approximately 248,000 hours at the end of Q4 09. The estimated future value of unimplemented contracts for the Nuance On Demand solution at the end of Q4 10 was $50.4 million, as compared with $47.1 million at the end of Q3 10. Nuance’s professional services team continues to progress toward implementation of solutions under large contracts for the Nuance On Demand solution signed during FY 09 and FY 10, which will lead to future professional services and hosting revenue. For our Nuance Mobile Care product, we entered into four new contracts with US and international carriers, as well as a pilot project in Japan. Nuance experienced improved licensing in Europe, including a large European telecommunications firm. Channel revenues continued to be disappointing due to structural changes in our channel partners, although we are seeing some benefit from new channel and system integration partners. Key enterprise customers in Q4 10 included Acer, AT&T, Comcast, Delta, Express Scripts, GM Onstar, IB System, Invomo, Metro PCS, Telekom Deutschland, Telstra, T-Mobile, and Vodafone.
Imaging Solutions. As reported fourth quarter revenue grew compared to Q4 09 due to the acquisition of eCopy. Q4 10 imaging revenue declined organically due to decline in revenue from X-Solutions, as well as a decline in revenue from PaperPort 12 in Q4 10 compared to a product launch quarter in Q4 09. Key customers and design wins in Q4 10 included Baker & Hughes, Canon, Elektra, FBI, Foreign & Commonwealth Office, HP, US Army, US Department of Housing and Urban Development, and Xerox.
Discussion of non-GAAP Cost of Revenue and Gross Margins
In Q4 10, cost of revenue was $97.9 million, for a gross margin of 69.9%, down from 70.4% in Q4 09, mainly due to lower gross margins on mobile services and imaging revenue. For FY 10, non-GAAP gross margin improved to 69.6% from 69.1% in FY 09, as a result of higher margins in our healthcare on-demand business and better professional services utilization rates. Gross margin for product and licensing declined to 88.1% in Q4 10 from 91.1% a year ago, and declined to 88.5% in FY 10 compared to 91.2% in FY 09, primarily due to lower gross margins on eCopy products. Gross margin for professional services and hosting improved to 43.4% in Q4 10 from 41.6% a year ago, and improved to 42.9% in FY 10 compared to 40.8% in FY 09, primarily due to higher margins in our healthcare on-demand business and better professional services utilization rates. Gross margin for maintenance and support improved to 83.4% in Q4 10 from 82.8% a year ago, and improved to 83.9% in FY 10 from 83.2% in FY 09.
Discussion of non-GAAP Operating Expenses and Operating Margins
In FY 10, operating margin was 33.2%, up from 32.1% in FY 09. Earlier in FY 10, Nuance noted that it would increase investments in marketing, sales, implementation and technology targeted at enhancing organic growth. Nuance added nearly 300 technical people to our professional services and R&D teams, and more than 80 people to our sales teams in FY 10, and increased our spending on marketing and demand generation programs. Offsetting these increased expenditures were about $25 million in cost reductions and efficiencies throughout the year.
Year-over-year margin expansion slowed in the fourth quarter. In both Q4 10 and Q4 09, operating margin was 35.2%. During the fourth quarter, the company increased expenditures targeted at organic growth in FY 11. In particular, the company made significant investments in its Dragon brand across its mobile and consumer lines and accelerated technical and sales hiring in support of its healthcare and mobile offerings.
Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q4 10 cash flow from operations of $111.6 million, compared to $74.4 million in Q4 09. Strong Q4 10 operating cash flows benefited from reduced cash usage from our voicemail-to-

text business, strong working capital management and increased revenues. At the end of Q4 10, our cash and marketable securities balance was approximately $550.0 million. Capital expenditures totaled $9.7 million for Q4 10 and $26.0 million for FY 10, and depreciation was $5.7 million for Q4 10 and $21.6 million for FY 10. Nuance reported FY 10 cash flow from operations of $296.3 million, compared to $258.7 million in FY 09. FY 10 cash flow from operations was negatively impacted due to our acquisition of SpinVox by approximately $26.0 million.
DSOs
In Q4 10, days sales outstanding (DSO) were 35 days, compared to 36 days in Q4 09. We calculate DSOs net of deferred maintenance revenue, based on organic non-GAAP revenue.
Deferred Revenue
Total deferred revenue increased from $178.3 million at the end of Q4 09 to $218.9 million at the end of Q4 10, and long-term deferred revenue increased from $33.9 million to $76.6 million over the same period. The increase in deferred revenue was primarily due to eCopy billings, and increased maintenance and support.
Discussion of Q1 11 Guidance and Fiscal Year Outlook
Strength in our healthcare and mobile-consumer business will lead growth in fiscal 2011. We expect to benefit as well from improving relative performance in our enterprise and imaging business. Favorable bookings and backlog achievement in fiscal 2010 will assist across our business. Investments in sales and marketing resources, along with new product and services offerings, should enhance revenue growth in particular in the second-half of the fiscal year. Weighing against these favorable factors are some caution about consumer buying sentiments and European business capital expenditures.
Our healthcare business should benefit from a continuation of recent trends, including the momentum within our on-demand offerings, strong interest in our Dragon Medical product line in association with EHR usage and more robust purchasing of our radiology solutions. Nuance has additional product and service offerings slated for this fiscal year, which we believe will further enhance institutional preference for our leadership solutions.
Within our mobile and consumer business, revenues will include a materially greater proportion of mobile services, reflecting the benefits of past bookings and the heightened interest and acceptance for our offerings. Revenues will also benefit from substantial additional investments in brand advertising and from large investments in global language expansion.
The enterprise business will incorporate material revenues from previously signed on-demand contracts, particularly in the second-half of the year. We also expect improved channel revenues, owing to increased stability and recovery among existing channel partners and contributions from newly developed channel partners.
Bookings strength for our eCopy revenues should result in mid to high single digit growth in our imaging business.
We have signaled to investors in recent months our intention to increase expenditures in sales and R&D personnel, primarily, but not exclusively, associated with our healthcare and mobile business lines. We plan to continue those increases during the first half of fiscal 2011, based upon our conviction that we can appreciably improve organic growth during the second half of the year. Additionally, we have committed during the first six months of this year to substantially increased marketing expenditures, especially associated with our Dragon brand. For calibration, investors should anticipate investment during the first fiscal quarter of nearly $8 million. We believe that these investments position us to leverage heightened interest in the mobile and consumer markets for speech solutions. But the benefits will be realized over the course of the year and not entirely in the first quarter.
With these factors in mind, we expect full-year, FY 11 GAAP revenues in the range of $1,278 million to $1,318 million. We expect FY 11 non-GAAP revenues between $1,320 million and $1,360 million. Reminding investors of our seasonality comments above, we expect Q1 11 GAAP revenues between $298.5 million and $311.5 million, and we anticipate Q1 11 non-GAAP revenues between $312 million and $325 million.
Last fiscal year we advised investors to expect expense growth in three primary areas: sales personnel, advertising and demand creation, and research and development personnel. Our third and fourth quarter results did, in fact, reflect these investments. We anticipate that they will continue in the first quarter. We expect FY 11 GAAP EPS to be in the range of $0.13 and $0.20 and FY 11 non-GAAP EPS to be in the range of $1.29 and $1.36. We expect Q1 11 GAAP EPS to be in the range of ($0.00) and $0.04 and Q1 11 non-GAAP EPS to be in the range of $0.28 and $0.32.
Although we do not provide specific forecast for CFFO, we do expect once again in fiscal 2011 to achieve substantial growth in our cash flows, based upon increased revenues, strong margins and disciplined working capital practices. Investors should be advised, though, that during fiscal Q1 11, we will be retiring the final material acquired liability associated with the Spinvox acquisition, which will reduce cash flows by about $24 million.
This ends the prepared conference call remarks.
Financial Analyst Day
Nuance plans to hold a financial analyst day in Boston, MA on the morning of Thursday, December 9, 2010 and via Webcast. For registration information, please contact kevin.faulkner@nuance.com.
Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.
Enterprise professional services backlog hours. Nuance defines its enterprise professional services backlog hours as the accumulated estimated professional services hours necessary to fulfill all of its existing, executed professional services contracts within the enterprise business, including those that are cancelable by customers, based on the original estimate of hours sold. Nuance believes its professional services backlog hours are useful in forecasting its internal professional services needs, as well as for projecting future professional services revenues.
Estimated future value of unimplemented Nuance On-Demand contracts. Nuance considers contracts for its Nuance On Demand solutions to be unimplemented for the time period from execution of the contract with the customer until such time as implementation and set-up services are complete and the customers have begun utilizing the on-demand platform. Once a contract is implemented, the entire estimated value of the contract is deducted from the total. Because contracts for our Nuance On Demand solutions are generally large, multi-year contracts, the aggregate estimated value of these contracts can materially increase or decrease from period to period as contracts are executed and implemented.
Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using sourced transcription net line counts, as defined in our customer contracts. The annualized line run-rate is determined by the number of lines actually billed in a given quarter, multiplied by four.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding enterprise professional services backlog, the value of unimplemented Nuance On Demand contracts, growth in fiscal 2011, new product and service offerings, future increases in expenses associated with sales, services, and research and development, increases in advertising and promotion expenses, the general economic condition, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2009 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The information included in this press release should not be viewed as a substitute for full GAAP financial statements.
Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended September 30, 2010 and 2009, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which are described below.
Acquisition-Related Revenue and Cost of Revenue.
The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from eCopy for the three and twelve months ended September 30, 2010, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer during the same quarter. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.
Acquisition-Related Costs, Net.
In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.
These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:
(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.
(ii) Professional service fees. Professional service fees include direct costs of the acquisition, as well as post-acquisition legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.
(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.
Amortization of Acquired Intangible Assets.

The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.
Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party’s (i) extensive speech recognition technology, (ii) data analysis and fact extraction technology and (iii) research organization, Nuance has entered into two IP collaboration agreements. The first is a six-and-a-half-year agreement to accelerate development of new speech technologies. The second is a five-year agreement to enhance the technologies related to data analysis and fact extraction for electronic health records. All intellectual property derived from these collaborations will be jointly owned by the two parties, but Nuance will have sole rights to commercialize this intellectual property during the term of these agreements. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.
Non-Cash Expenses.
The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:
(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.
Other Expenses.
The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash.
The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	Sept 30,		Sept 30,
	2010	2009	2010	2009

Revenues:
Product and licensing	$138,232	$113,380	$473,460	$373,367
Professional services and hosting	125,769	107,201	463,567	411,363
Maintenance and support	45,762	42,752	181,921	165,622

Total revenues	309,763	263,333	1,118,948	950,352

Cost of revenues:
Product and licensing	15,424	11,033	49,618	37,255
Professional services and hosting	74,376	65,193	280,725	254,777
Maintenance and support	7,934	7,742	31,269	29,129
Amortization of intangible assets	12,663	10,946	47,758	38,390

Total cost of revenues	110,397	94,914	409,370	359,551

Gross profit	199,366	168,419	709,578	590,801

Operating expenses:
Research and development	38,274	31,152	152,071	116,774
Sales and marketing	69,528	56,923	266,208	217,773
General and administrative	33,418	25,145	122,061	100,478
Amortization of intangible assets	22,033	20,665	87,819	76,978
Acquisition-related costs, net	3,719	1,814	30,611	15,703
Restructuring and other charges, net	1,647	279	17,891	5,520

Total operating expenses	168,619	135,978	676,661	533,226

Income from operations	30,747	32,441	32,917	57,575

Other expense, net	(15,067)	(4,867)	(33,982)	(36,571)

Income (loss) before income taxes	15,680	27,574	(1,065)	21,004

Provision for income taxes	13,575	23,108	18,034	40,391

Net income (loss)	$2,105	$4,466	$(19,099)	$(19,387)

Net loss per share:
Basic	$0.01	$0.02	$(0.07)	$(0.08)

Diluted	$0.01	$0.02	$(0.07)	$(0.08)

Weighted average common shares outstanding:
Basic	293,971	266,932	287,412	253,644

Diluted	307,382	285,948	287,412	253,644

Financial statements for the three and twelve months ended September 30, 2009 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	September 30, 2010	September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$516,630	$527,038
Restricted cash	24,503	—
Marketable securities	5,044	—
Accounts receivable and unbilled receivables, net	224,999	208,719
Prepaid expenses and other current assets	70,466	60,070

Total current assets	841,642	795,827

Land, building and equipment, net	62,083	53,468
Marketable securities	28,322	—
Goodwill	2,077,943	1,891,003
Intangible assets, net	685,865	706,805
Other assets	73,844	52,361

Total assets	$3,769,699	$3,499,464

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$7,764	$6,862
Contingent and deferred acquisition payments	2,131	91,431
Accounts payable and accrued expenses	230,237	176,537
Deferred and unearned revenue	142,340	144,395

Total current liabilities	382,472	419,225

Long-term portion of debt and capital leases	851,014	848,898
Long-term deferred revenue	76,598	33,904
Other long term liabilities	162,419	154,436

Total liabilities	1,472,503	1,456,463

Stockholders’ equity	2,297,196	2,043,001

Total liabilities and stockholders’ equity	$3,769,699	$3,499,464

Financial statements as of September 30, 2009 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended		Twelve months ended
	Sept 30,		Sept 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,105	$4,466	$(19,099)	$(19,387)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	40,418	36,661	157,156	134,059
Stock-based compensation	27,271	18,823	100,139	71,407
Non-cash interest expense	3,209	3,162	12,955	12,492
Non-cash restructuring expense	—	—	6,833	—
Gain on foreign currency forward contracts	—	—	—	(8,049)
Deferred tax provision	6,063	17,601	3,742	25,718
Other	(95)	341	1,576	1,966
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	12,250	(14,232)	(773)	33,481
Prepaid expenses and other assets	1,029	(6,020)	(3,840)	(14,027)
Accounts payable	8,670	3,838	4,710	26,582
Accrued expenses and other liabilities	1,065	4,210	(6,760)	(5,007)
Deferred revenue	9,599	5,578	39,643	(546)

Net cash provided by operating activities	111,584	74,428	296,282	258,689

Cash flows from investing activities:
Capital expenditures	(9,690)	(3,830)	(25,974)	(19,512)
Payments for acquisitions, net of cash acquired	(47,847)	14,766	(203,729)	(99,120)
Payments for equity investments	—	—	(14,970)	(159)
Purchases of marketable securities	(33,529)	—	(33,529)	—
Proceeds from maturities of marketable securities	—	—	—	56
Payments for acquired technology	(450)	(618)	(15,300)	(65,875)
Change in restricted cash	—	—	(22,070)	—

Net cash provided by (used in) investing activities	(91,516)	10,318	(315,572)	(184,610)

Cash flows from financing activities:
Payments of debt and capital leases	(2,084)	(1,738)	(8,460)	(6,999)
Purchases of treasury stock	—	—	(574)	(144)
Payments of other long-term liabilities	(2,550)	(2,265)	(9,870)	(9,180)
Proceeds from settlement of share-based derivatives	915	—	7,306	—
Excess tax benefits from share-based awards	1,060	733	1,060	733
Proceeds from issuance of common stock, net of issuance costs	—	20,460	12,350	195,571
Proceeds from issuance of common stock from employee stock options and purchase plan	6,678	8,841	29,510	19,837
Cash used to net share settle employee equity awards	(3,977)	(4,215)	(21,442)	(10,402)

Net cash provided by financing activities	42	21,816	9,880	189,416

Effects of exchange rate changes on cash and cash equivalents	4,446	1,889	(998)	2,003

Net increase (decrease) in cash and cash equivalents	24,556	108,451	(10,408)	265,498
Cash and cash equivalents at beginning of period	492,074	418,587	527,038	261,540

Cash and cash equivalents at end of period	$516,630	$527,038	$516,630	$527,038

Financial statements for the three and twelve months ended September 30, 2009 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	Sept 30,		Sept 30,
	2010	2009	2010	2009
GAAP revenue	$309,763	$263,333	$1,118,948	$950,352
Acquisition-related revenue adjustments: product and licensing	12,351	10,809	57,077	51,026
Acquisition-related revenue adjustments: professional services and hosting	1,820	968	11,452	4,926
Acquisition-related revenue adjustments: maintenance and support	924	638	8,193	4,008

Non-GAAP revenue	$324,858	$275,748	$1,195,670	$1,010,312

GAAP cost of revenue	$110,397	$94,914	$409,370	$359,551
Cost of revenue from amortization of intangible assets	(12,663)	(10,946)	(47,758)	(38,390)
Cost of revenue adjustments: product and licensing (1, 2)	2,552	(3)	11,472	(17)
Cost of revenue adjustments: professional services and hosting (1, 2)	(2,182)	(2,070)	(9,268)	(8,391)
Cost of revenue adjustments: maintenance and support (1, 2)	(174)	(265)	(756)	(690)

Non-GAAP cost of revenue	$97,930	$81,630	$363,060	$312,063

GAAP gross profit	$199,366	$168,419	$709,578	$590,801
Gross profit adjustments	27,562	25,699	123,032	107,448

Non-GAAP gross profit	$226,928	$194,118	$832,610	$698,249

GAAP income from operations	$30,747	$32,441	$32,917	$57,575
Gross profit adjustments	27,562	25,699	123,032	107,448
Research and development (1)	2,650	2,200	9,381	9,840
Sales and marketing (1)	8,339	6,811	38,152	27,057
General and administrative (1)	13,235	7,063	40,779	23,867
Amortization of intangible assets	22,033	20,665	87,819	76,978
Costs associated with IP collaboration agreements	4,521	—	16,729	—
Acquisition-related costs, net	3,719	1,814	30,611	15,703
Restructuring and other charges, net	1,647	279	17,891	5,520

Non-GAAP income from operations	$114,453	$96,972	$397,311	$323,988

GAAP provision for income taxes	$13,575	$23,108	$18,034	$40,391
Non-cash taxes	(11,573)	(23,243)	(4,801)	(29,368)

Non-GAAP provision for income taxes	$2,002	$(135)	$13,233	$11,023

GAAP net income (loss)	$2,105	$4,466	$(19,099)	$(19,387)
Acquisition-related adjustment — revenue (2)	15,095	12,415	76,722	59,960
Acquisition-related adjustment — cost of revenue (2)	(3,243)	(411)	(13,275)	(1,545)
Acquisition-related costs, net	3,719	1,814	30,611	15,703
Cost of revenue from amortization of intangible assets	12,663	10,946	47,758	38,390
Amortization of intangible assets	22,033	20,665	87,819	76,978
Non-cash stock-based compensation (1)	27,271	18,823	100,139	71,407
Non-cash interest expense, net	3,209	3,374	12,955	13,097
Non-cash income taxes	11,573	23,243	4,801	29,368
Costs associated with IP collaboration agreements	4,521	—	16,729	—
Non-operations related asset impairment	—	1,248	—	1,248
Change in fair value of share-based instruments	(309)	(6,081)	(3,972)	(2,299)
Restructuring and other charges, net	1,647	279	17,891	5,520

Non-GAAP net income	$100,284	$90,781	$359,079	$288,440

Non-GAAP diluted net income per share	$0.33	$0.32	$1.19	$1.06

Diluted weighted average common shares outstanding	307,382	285,948	302,657	273,041

Financial statements for the three and twelve months ended September 30, 2009 have been adjusted for the retrospective application of FASB ASC 470-20.

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2010	2009	2010	2009
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$3	$3	$28	$11
Cost of professional services and hosting	2,870	2,560	11,043	9,889
Cost of maintenance and support	174	186	756	743
Research and development	2,650	2,200	9,381	9,840
Sales and marketing	8,339	6,811	38,152	27,057
General and administrative	13,235	7,063	40,779	23,867

Total	$27,271	$18,823	$100,139	$71,407

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$15,095	$12,415	$76,722	$59,960
Cost of product and licensing	(2,555)	—	(11,500)	6
Cost of professional services and hosting	(688)	(490)	(1,775)	(1,498)
Cost of maintenance and support	—	79	—	(53)

Total	$11,852	$12,004	$63,447	$58,415

Table: Non-GAAP Revenue by Market — Old Categories

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
Mobile-Enterprise	$113.4	$119.5	$125.5	$137.2	$495.7	$127.6	$138.9	$131.7	$143.0	$541.2
Yr/Yr Organic Growth*	(10)%	1%	1%	0%	(2)%	13%	11%	(1)%	1%	6%
Healthcare-Dictation	$114.0	$105.2	$108.1	$113.8	$441.0	$121.2	$120.0	$125.9	$146.5	$513.6
Yr/Yr Organic Growth*	17%	6%	6%	(3)%	6%	7%	13%	15%	25%	15%
Imaging	$17.0	$14.1	$17.7	$24.7	$73.6	$35.7	$33.9	$35.8	$35.4	$140.8
Yr/Yr Organic Growth*	5%	(16)%	0%	16%	1%	7%	11%	6%	(11)%	3%

Total revenue	$244.4	$238.8	$251.3	$275.7	$1,010.3	$284.6	$292.8	$293.4	$324.9	$1,195.7

Yr/Yr Organic Growth*	2%	1%	3%	0%	2%	10%	12%	6%	9%	9%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue in the same period in the prior year is adjusted to include revenue from companies subsequently acquired by Nuance, as if we had owned the acquired business in the prior period.

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited
Total Revenue

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$216.8	$229.1	$241.0	$263.3	$950.4	$263.0	$273.0	$273.2	$309.8	$1,118.9
Adjustment	$27.6	$9.7	$10.3	$12.4	$60.0	$21.6	$19.8	$20.2	$15.1	$76.7

Non-GAAP Revenue	$244.4	$238.8	$251.3	$275.7	$1,010.4	$284.6	$292.8	$293.4	$324.9	$1,195.7

Healthcare

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$86.0	$89.0	$94.0	$100.4	$369.4	$105.5	$105.8	$113.5	$119.8	$444.6
Adjustment	$14.0	$4.6	$2.5	$1.5	$22.6	$1.3	$1.1	$0.8	$1.5	$4.7

Non-GAAP Revenue	$100.0	$93.6	$96.5	$101.9	$392.0	$106.8	$106.9	$114.3	$121.3	$449.3

Mobile & Consumer

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$46.9	$51.5	$49.5	$61.2	$209.1	$64.1	$77.8	$66.3	$89.2	$297.3
Adjustment	$11.8	$2.3	$5.0	$6.0	$25.1	$2.3	$2.9	$5.9	$1.0	$12.1

Non-GAAP Revenue	$58.7	$53.8	$54.5	$67.2	$234.2	$66.4	$80.7	$72.2	$90.2	$309.4

Enterprise

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$66.9	$74.5	$80.1	$80.6	$302.2	$75.4	$70.9	$71.0	$76.6	$293.9
Adjustment	$1.8	$2.8	$2.5	$1.3	$8.4	$0.3	$0.4	$0.1	$1.4	$2.2

Non-GAAP Revenue	$68.7	$77.3	$82.6	$81.9	$310.6	$75.7	$71.3	$71.1	$78.0	$296.1

Imaging Revenue

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$17.0	$14.1	$17.4	$21.1	$69.7	$18.0	$18.5	$22.4	$24.2	$83.1
Adjustment	$0.0	$0.0	$0.3	$3.6	$3.9	$17.7	$15.4	$13.4	$11.2	$57.7

Non-GAAP Revenue	$17.0	$14.1	$17.7	$24.7	$73.6	$35.7	$33.9	$35.8	$35.4	$140.8

Product and Licensing Revenue

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$85.6	$87.0	$87.3	$113.4	$373.4	$113.2	$113.2	$108.8	$138.2	$473.5
Adjustment	$24.8	$7.2	$8.3	$10.8	$51.0	$17.0	$14.8	$13.0	$12.4	$57.2

Non-GAAP Revenue	$110.4	$94.2	$95.6	$124.2	$424.4	$130.2	$128.0	$121.8	$150.6	$530.7

Professional Services and Hosting Revenue

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$90.2	$103.0	$111.0	$107.2	$411.4	$103.7	$116.2	$117.9	$125.8	$463.6
Adjustment	$1.2	$1.2	$1.5	$1.0	$4.9	$0.8	$2.4	$6.3	$1.8	$11.3

Non-GAAP Revenue	$91.4	$104.2	$112.5	$108.2	$416.3	$104.5	$118.6	$124.2	$127.6	$474.9

Maintenance and Support Revenue

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$41.1	$39.1	$42.7	$42.7	$165.6	$46.1	$43.6	$46.5	$45.8	$181.9
Adjustment	$1.5	$1.3	$0.5	$0.6	$4.0	$3.8	$2.6	$0.9	$0.9	$8.2

Non-GAAP Revenue	$42.6	$40.4	$43.2	$43.3	$169.6	$49.9	$46.2	$47.4	$46.7	$190.1

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued (Old Categories)
(in millions)
Unaudited
Mobile-Enterprise Revenue

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$99.8	$114.5	$118.0	$129.9	$462.3	$125.0	$136.0	$125.7	$140.6	$527.3
Adjustment	$13.6	$5.0	$7.5	$7.3	$33.4	$2.6	$2.9	$6.0	$2.4	$13.9

Non-GAAP Revenue	$113.4	$119.5	$125.5	$137.2	$495.7	$127.6	$138.9	$131.7	$143.0	$541.2

Healthcare-Dictation Revenue

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$100.0	$100.6	$105.6	$112.3	$418.4	$120.0	$118.5	$125.1	$145.0	$508.6
Adjustment	$14.0	$4.6	$2.5	$1.5	$22.6	$1.2	$1.5	$0.8	$1.5	$5.0

Non-GAAP Revenue	$114.0	$105.2	$108.1	$113.8	$441.0	$121.2	$120.0	$125.9	$146.5	$513.6

Imaging Revenue

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010
GAAP Revenue	$17.0	$14.1	$17.4	$21.1	$69.7	$18.0	$18.5	$22.4	$24.2	$83.1
Adjustment	$0.0	$0.0	$0.3	$3.6	$3.9	$17.7	$15.4	$13.4	$11.2	$57.7

Non-GAAP Revenue	$17.0	$14.1	$17.7	$24.7	$73.6	$35.7	$33.9	$35.8	$35.4	$140.8

Nuance Communications, Inc.
Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31, 2010
	Low	High

GAAP revenue	$298,500	$311,500
Acquisition-related adjustment — revenue	13,500	13,500

Non-GAAP revenue	$312,000	$325,000

GAAP net income (loss), per share	$(0.00)	$0.04
Acquisition-related adjustment — revenue	0.04	0.04
Acquistion-related adjustment — cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.01	0.01
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.08	0.08
Non-cash interest expense	0.01	0.01
Non-cash income taxes	0.02	0.02
Costs associated with IP collaboration agreements	0.02	0.02

Non-GAAP net income (loss), per share	$0.28	$0.32

Shares used in computing GAAP and non-GAAP net income (loss) per share:

Weighted average common shares: basic	302,000	302,000

Weighted average common shares: diluted	312,000	312,000

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended
	September 30, 2011
	Low	High

GAAP revenue	$1,278,000	$1,318,000
Acquisition-related adjustment — revenue	42,000	42,000

Non-GAAP revenue	$1,320,000	$1,360,000

GAAP net income (loss), per share	$0.13	$0.20
Acquisition-related adjustment — revenue	0.13	0.13
Acquistion-related adjustment — cost of revenue	(0.03)	(0.03)
Acquisition-related costs, net	0.05	0.05
Cost of revenue from amortization of intangible assets	0.16	0.16
Amortization of intangible assets	0.27	0.27
Non-cash stock-based compensation	0.38	0.38
Non-cash interest expense	0.04	0.04
Non-cash income taxes	0.10	0.10
Costs associated with IP collaboration agreements	0.06	0.06

Non-GAAP net income (loss), per share	$1.29	$1.36

Shares used in computing GAAP and non-GAAP net income (loss) per share:

Weighted average common shares: basic	305,000	305,000

Weighted average common shares: diluted	316,000	316,000